Filed pursuant to Rule 433

Registration Statement No. 333-278506

Sanofi

Pricing Term Sheet for the 2027 Floating Rate Notes

U.S.$500,000,000 Floating Rate Notes due 2027 (the “2027 Floating Rate Notes”)

Issuer	Sanofi

Format	SEC-registered global notes

Title	Floating Rate Notes due 2027 (the “2027 Floating Rate Notes”)

Principal	U.S.$500,000,000

Issue Price	100% plus accrued interest, if any, from November 3, 2025 if settlement occurs after that date

Pricing Date	October 27, 2025

Expected Settlement Date	November 3, 2025 (T+5)

Maturity Date	November 3, 2027

Day Count	Actual/360

Day Count Convention	Modified following adjusted

Optional Redemption	The 2027 Floating Rate Notes are not redeemable prior to their maturity, except as set forth in “Tax Redemption.”

Tax Redemption	Applicable

Ranking	Unsecured and unsubordinated

Interest Rate	Sum of the Compounded SOFR and the Spread, subject to Coupon Floor

Initial Interest Rate	The initial interest rate will be Compounded SOFR determined on the second U.S. Government Securities Business Day prior to February 3, 2026, plus the Spread

Spread to Compounded SOFR	+46bps

Coupon Floor	0%

Date Interest Starts Accruing	November 3, 2025

Interest Payment Dates	Each November 3, February 3, May 3 and August 3 commencing on February 3, 2026
If the floating rate interest payment date (other than maturity or redemption date) falls on day that is not a business day, the floating rate interest payment date will be postponed to the next day that is a business day and interest thereon will continue to accrue to but excluding such succeeding business day, except that if that business day is in the next succeeding calendar month, the floating rate interest payment date will be immediately preceding business day and interest shall accrue to but excluding such preceding business day.

Interest Reset Dates	Each floating rate interest payment date

Interest Determination Date	The second U.S. Government Securities Business Day preceding each floating rate interest payment date.

Interest Periods	The period from and including a floating rate interest payment date (or, in the case of the initial interest period, from and including the Settlement Date) to, but excluding, the immediately succeeding floating rate interest payment date (such succeeding floating rate interest payment date, the “latter floating rate interest payment date”); provided that the final interest period for the 2027 Floating Rate Notes will be the period from and including the floating rate interest payment date immediately preceding the maturity or redemption date of the 2027 Floating Rate Notes to, but excluding, the maturity or redemption date.

Observation Period	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant interest period to but excluding two U.S. Government Securities Business Days preceding the latter floating rate interest payment date for such interest period.

Regular record dates for interest	Each October 19, January 19, April 18 and July 19

Trustee and Calculation Agent	Deutsche Bank Trust Company Americas

Listing	None

Denominations	U.S.$2,000 and increments of U.S.$1,000 above that amount

Expected Ratings of the Notes*	Moody’s: Aa3/Stable
Standard & Poor’s: AA/Stable
Scope Ratings: AA/Stable

CUSIP/ISIN	801060 AF1 / US801060AF19

Global Coordinators and Joint Book- Running Managers	Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc.

Joint Book-Running Managers	J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Natixis Securities Americas LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment on November 3, 2025 (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to one business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 and BofA Securities, Inc. toll-free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.